Exhibit 99.1

Response Biomedical Corp. Announces Third Quarter 2014

Financial Results

VANCOUVER, British Columbia – November 10, 2014 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCBB: RPBIF) today reported financial results for the third quarter and nine months ended September 30, 2014 including a 5% increase in sales compared with the same period last year.

Response’s Interim Chief Executive Officer, Dr. Anthony (Tony) Holler, commented on Response’s Q3 2014 performance saying, “This quarter and the month that followed was a pivotal time for Response. We were able to grow sales in China, secure incremental government funding for an important new sepsis biomarker and sign a major development and sales collaboration agreement that we believe will benefit the company for years to come. These achievements are an indication of the strength of the current leadership team at Response. Sales outside of China have been disappointing, but we plan to rebuild distributor relationships while at the same time focusing significant resources on our key market—the major growth opportunity we see in China.”

Dr. Holler added, “Gross margins declined slightly in the quarter versus last year and the previous quarter due to lower sales volumes and higher inventory provisions. The efficiencies we’ve achieved in manufacturing and purchasing over the past years, along with positive exchange fluctuations, continue to be favorable to our margins. We expect the Company’s cash position to be bolstered this quarter by the upfront payments and equity investment from the new development collaboration. In addition, we are working with our bank to restructure the covenants of our existing term loan.”

Financial results for the three months ended September 30, 2014

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Product sales increased 5% to $2.2 million for the quarter ended September 30, 2014 compared to $2.1 million for the same quarter of 2013 primarily due to increased sales in China as a result of the transition to new distribution partners.

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Gross margin decreased to 32.1% for the quarter ended September 30, 2014, compared to a gross margin of 34.7% in the same quarter of 2013. This decrease is primarily due to increases in inventory provisions and unutilized manufacturing costs.

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Operating expenses increased by 42% to $3.0 million for the quarter ended September 30, 2014 compared to $2.1 million in the same quarter of 2013. This increase is primarily due to the one-time accrual of severance costs incurred during the quarter as a result of the departures of our Chief Executive Officer and Senior Vice President of Worldwide Sales and Marketing. In addition, we increased spending in research and development for clinical and regulatory work in 2014.

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As a result of the changes described above, Adjusted EBITDA for the quarter ended September 30, 2014 decreased to negative $2.0 million compared to negative $1.0 million in the same quarter of 2013. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, income tax, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized gain or loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as it excludes the often large quarterly non-cash gains and losses associated with revaluations of our warrant liability— these gains and losses are driven by stock price changes and are unrelated to our business operations and cash flows. A reconciliation between net loss and comprehensive loss and Adjusted EBITDA is included below.

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GAAP Net loss for the quarter ended September 30, 2014 totaled $1.1 million, or $0.14 per basic and diluted share, compared to a $2.5 million GAAP Net loss, or $0.39 per basic and diluted share, in the comparative 2013 period. The decrease in GAAP Net loss was primarily due to a $2.4 million increase in the unrealized gain on revaluation of the warrant liability offset by the increase in operating expenses mentioned above.

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Adjusted Net loss increased by $1.0 million to $2.6 million from $1.6 million in the comparable quarter in 2013. We also believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net loss and comprehensive loss and Adjusted Net loss is included below.

Financial results for the nine months ended September 30, 2014

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Product sales decreased 7% to $7.8 million for the nine month period ended September 30, 2014 compared to $8.4 million for the comparative period in 2013. Cardiovascular sales stayed relatively the same between the two periods while Infectious Disease, West Nile Virus and Biodefense sales have decreased 41%, or $0.5 million, compared to 2013 primarily due to the seasonal increase in demand for Influenza sales in the first quarter of 2013 and the timing of orders by distributors.

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Gross margin slightly decreased to 40.8% for the nine months ended September 30, 2014, compared to a gross margin of 41.2% in the same period of 2013. This slight decrease is primarily due to a change in product mix.

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Operating expenses increased by 17% to $7.1 million for the nine months ended September 30, 2014 compared to $6.1 million in the same period in 2013. The increase is primarily due to increased spending in research and development for clinical and regulatory work in 2014 and one-time severance costs incurred during the 2014 period as a result of the departure of our Chief Executive Officer and Senior Vice President of Worldwide Sales and Marketing.

●	As a result of the changes described above, Adjusted EBITDA for the nine months ended September 30, 2014 was negative $3.1 million compared to negative $1.4 million in the same period of 2013.

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GAAP Net loss for the nine months ended September 30, 2014 totaled $2.4 million, or $0.30 per basic and diluted share, compared to a $9.2 million GAAP Net loss, or $1.40 per basic and diluted share, in the comparative 2013 period. The decrease in the loss was primarily due to a $8.4 million increase in the unrealized gain on revaluation of the warrant liability offset by the decrease in product sales and increase in operating expenses mentioned above.

●	Adjusted Net loss for the nine months ended September 30, 2014 increased by $1.6 million to $4.7 million from $3.1 million in the comparable period in 2013.

●	Cash and cash equivalents as of September 30, 2014 were $1.7 million compared to $3.0 million as of December 31, 2013.

For a further discussion of the Company’s financial results for the third quarter ended September 30, 2014, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three and nine months ended September 30, 2014 and 2013. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net loss and comprehensive loss to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that this quarter and the month that followed were a pivotal time for Response, that the major development and sales collaboration agreement that we recently signed will benefit the company for years to come, and that our achievements in the quarter are an indication of the strength of the current leadership team at Response, our plans to rebuild our distributor relationships while at the same time focusing significant resources on our key market—the major growth opportunity we see in China, our belief that the efficiencies we’ve achieved in manufacturing and purchasing over the past year, along with positive exchange fluctuations will continue to be favorable to our margins and our expectation that our cash position will be bolstered by the upfront payments and equity investment from the new development collaboration. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Product sales	$2,199	$2,088	$7,835	$8,397
Cost of sales	1,494	1,363	4,639	4,934
Gross profit on product sales	$705	$725	$3,196	$3,463
Gross margin on product sales	32.1%	34.7%	40.8%	41.2%
Operating expenses	2,994	2,102	7,144	6,095
Other expenses (excluding unrealized loss (gain) on revaluation of warrant liability)	301	220	755	483
Adjusted net loss	$(2,590)	$(1,597)	$(4,703)	$(3,115)
Unrealized loss (gain) on revaluation of warrant liability	(1,472)	950	(2,350)	6,055
Net loss and comprehensive loss for the period	$(1,118)	$(2,547)	$(2,353)	$(9,170)
Loss per share - basic and diluted	$(0.14)	$(0.39)	$(0.30)	$(1.40)

Reconciliation of GAAP Net Loss to Adjusted EBITDA (in thousands of Canadian dollars):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$(2,045)	$(1,034)	$(3,074)	$(1,446)
Interest expense and amortization of deferred financing costs and debt discount	226	173	649	525
Interest income	(3)	(3)	(11)	(10)
Income tax expense	18	12	49	27
Depreciation and amortization	210	191	615	621
Stock-based compensation	94	190	327	506
Unrealized loss (gain) on revaluation of warrant liability	(1,472)	950	(2,350)	6,055
Net loss and comprehensive loss for the period	$(1,118)	$(2,547)	$(2,353)	$(9,170)

Reconciliation of Adjusted Net Loss to GAAP Net Loss (in thousands of Canadian dollars):

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Adjusted net loss	$(2,590)	$(1,597)	$(4,703)	$(3,115)
Unrealized loss (gain) on revaluation of warrant liability	(1,472)	950	(2,350)	6,055
Net loss and comprehensive loss for the period	$(1,118)	$(2,547)	$(2,353)	$(9,170)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com